Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES STOCK PURCHASE AGREEMENT

Houston, Texas, June 9, 2008 — SPACEHAB Incorporated, (NASDAQ: SPAB), today announced the Company has entered into a Securities Purchase Agreement with Lanphier Capital Management, Inc. and Trace Partners, L.P. for the purchase of 1,329,786 shares of the Company’s common stock for an aggregate purchase price of $625,000. The Company will use the proceeds for general corporate purposes.

The consummation of the transaction under the Securities Purchase Agreement is contingent upon certain customary conditions precedent to each party’s obligation to close. The 1,329,786 shares of common stock to be issued under the Securities Purchase Agreement were sold in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission pursuant to the Securities Act of 1933. The Company anticipates that the transaction will close by June 13, 2008.

About SPACEHAB, Incorporated

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5299

tshupe@spacehab.com

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